FactSet Research Systems Inc. 601 Merritt 7 Norwalk, Connecticut 06851 203.810.1000 / 203.810.1001 Fax	Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	Contact: Peter Walsh FactSet Research Systems Inc. 203.810.1000

FactSet Research Systems Reports Earnings per Share Growth of 26% during the First Quarter of Fiscal 2009

Norwalk, Connecticut – December 16, 2008 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the first quarter of fiscal 2009.

For the quarter ended November 30, 2008, revenues increased to $155.6 million, an increase of 16% compared to the prior year. Operating income for the first quarter advanced to $51.3 million, up 21% from $42.5 million in the same period of fiscal 2008. Net income rose to $35.6 million as compared to $29.4 million a year ago. Diluted earnings per share increased to $0.73, up from $0.58 in the same period of fiscal 2008. Included in the just completed first quarter were income tax benefits of $1.4 million or $0.03 per diluted share related to the reenactment of the U.S. Federal R&D credit in October 2008, retroactive to January 1, 2008. The first quarter of fiscal 2009 marked the first full quarter of operations for FactSet Fundamentals. FactSet Fundamentals increased revenues by $0.8 million and reduced diluted earnings per share by $0.03 per share.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended
	November 30,
(In thousands, except per share data)	2008	2007	Change
Revenues	$155,632	$134,175	16.0%
Operating income	51,330	42,497	20.8%
Other income	618	2,042	(69.7)%
Provision for income taxes	16,363	15,140	8.1%
Net income	35,585	29,399	21.0%
Diluted earnings per common share	$0.73	$0.58	25.9%
Diluted weighted average common shares	49,076	50,610

Philip A. Hadley, Chairman and CEO said, “Our earnings results in the first quarter clearly demonstrate the strength of FactSet’s business model. In the most turbulent three months for our clients in decades, FactSet was able to find productivity solutions for them and grow both our ASV and EPS.”

Annual Subscription Value (“ASV”)

ASV increased $7.0 million when excluding currency effects during the first quarter and rose 14.5% or $78.4 million over the prior year. Including foreign exchange, ASV increased $5.2 million during the quarter.

ASV was $620 million at November 30, 2008. Of this total, 79% of ASV is derived from buy-side institutions and the remainder derives from the sell-side firms who perform M&A advisory work and equity research. Many sources are predicting that the current market turmoil will result in a reduction of the number of hedge funds. The contribution from hedge funds to FactSet’s total ASV is 6%. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

Other Financial Highlights

•	ASV from FactSet’s U.S. operations were $421 million, while overseas operations support ASV of $199 million.

•	U.S. revenues were $106 million, up 13% from the year ago quarter.

•	Non-U.S. revenues increased 22% to $49 million.

•	Operating margins were 33.0%, up 130 basis points from the first quarter last year.

•	Other income declined 70% to $0.6 million from a reduction in U.S. interest rates during the last twelve months.

•	Free cash flow was $30.4 million, more than three times the amount generated in the first quarter of last year.

Operational Highlights

•	Client retention rate remained above 95%.

•	Users rose to 40,200 at quarter end, up 100 professionals over the past three months.

•	Client count was 2,079 at November 30, a net decrease of 6 clients. The number of gross client additions during the quarter was 43% lower than the average over the last four quarters.

•	PA 2.0 was deployed by 649 clients and 5,867 users at quarter end, a user increase of 16% over the prior year.

•	Employee count at November 30, 2008 was 2,054, up 120 employees during the quarter. Excluding FactSet Fundamentals, the quarterly increase in employees was 40 or 2%.

•	Capital expenditures were $8.7 million, net of landlord contributions for construction. Expenditures for computer equipment were $5.4 million and the remainder covered office space expansion.

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The Company repurchased 976,881 shares for $42.3 million. At November 30, 2008, $62.7 million remains authorized for future repurchases. Common shares outstanding at November 30, 2008 were 47.1 million.

Foreign Currency

The U.S. dollar strengthened during the first quarter of fiscal 2009, particularly against the British Pound and Euro, which reduced FactSet’s expense base. Since 96% of the Company’s revenues are billed in U.S. dollars, this improved operating income by $2.1 million or $0.03 per share.

Financial Position Update

FactSet has $124 million of cash on hand and no long-term debt. During the last 12 months, the Company generated $138 million of free cash flow. FactSet’s strong financial position provides a high degree of financial flexibility to fund both its operations and capital allocation process.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of December 16, 2008. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2009 Expectations

•	Revenues are expected to range between $156 million and $159 million.

•	Operating margins are expected to range between 31.5% and 33%. This guidance includes FactSet Fundamentals.

•	Other income is expected to be between $0.4 million and $0.7 million.

•	The effective tax rate is expected to range between 33.6% and 34.2%.

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EPS dilution from FactSet Fundamentals should be $0.04 per share. The primary expense drivers are the cost of the Transition Services Agreement (“TSA”) with Thomson Reuters Inc. and new employee growth to support the Fundamentals collection operation.

Full Year Fiscal 2009

•	The guidance for capital expenditures, net of landlord contributions, remains unchanged between $32 million and $38 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the status of the global economy; the ability to integrate newly acquired companies; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under the TSA; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, December 16, 2008 at 11:00 a.m. (EST) to review the first quarter fiscal 2009 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations from more than twenty-three locations worldwide.

FactSet Research Systems Inc.

Consolidated Statements of Income—Unaudited

	Three Months Ended November 30,
(In thousands, except per share data)	2008	2007
Revenues	$155,632	$134,175

Operating expenses
Cost of services	53,332	44,943
Selling, general and administrative	50,970	46,735

Total operating expenses	104,302	91,678

Operating income	51,330	42,497

Other income	618	2,042

Income before income taxes	51,948	44,539

Provision for income taxes	16,363	15,140

Net income	$35,585	$29,399

Basic earnings per common share	$0.75	$0.61
Diluted earnings per common share	$0.73	$0.58

Weighted average common shares (Basic)	47,412	48,381
Weighted average common shares (Diluted)	49,076	50,610

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition—Unaudited

(In thousands)	November 30, 2008	August 31, 2008
ASSETS
Cash and cash equivalents	$123,856	$117,986
Investments	—	25,032
Accounts receivable, net of reserves	71,313	74,859
Prepaid FactSet Fundamentals database updates—current	4,257	6,377
Prepaid taxes	—	1,090
Deferred taxes	3,500	3,271
Other current assets	4,757	5,908

Total current assets	207,683	234,523
Property, equipment, and leasehold improvements, net	92,278	91,113
Goodwill	175,196	187,780
Intangible assets, net	49,409	58,333
Prepaid FactSet Fundamentals database updates—non-current	618	2,000
Deferred taxes	11,799	10,279
Other assets	4,296	3,246

Total assets	$541,279	$587,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$26,606	$22,366
Accrued compensation	11,641	38,095
Deferred fees	21,842	23,531
Dividends payable	8,480	8,634
Taxes payable	12,162	—

Total current liabilities	80,731	92,626
Deferred taxes	3,965	5,122
Taxes payable	4,604	3,905
Deferred rent and other non-current liabilities	19,835	20,150

Total liabilities	$109,135	$121,803

Stockholders’ Equity
Common stock	$572	$571
Additional paid-in capital	214,724	206,585
Treasury stock, at cost	(353,523)	(311,248)
Retained earnings	594,486	567,381
Accumulated other comprehensive (loss) income	(24,115)	2,182

Total stockholders’ equity	432,144	465,471

Total liabilities and stockholders’ equity	$541,279	$587,274

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows—Unaudited

	Three Months Ended November 30,
(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$35,585	$29,399
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,455	7,112
Stock-based compensation expense	4,173	2,714
Deferred income taxes	(2,796)	2,475
(Gain) loss on sale of assets	(130)	88
Tax benefits from share-based payment arrangements	(376)	(4,320)
Changes in assets and liabilities
Accounts receivable, net of reserves	3,546	(3,410)
Accounts payable and accrued expenses	4,820	(5,016)
Accrued compensation	(25,579)	(20,911)
Deferred fees	(1,689)	(3,417)
Taxes payable, net of prepaid taxes	14,946	8,381
Landlord contributions	687	90
Other working capital accounts, net	(1,882)	439

Net cash provided by operating activities	39,760	13,624

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments	25,260	4,154
Purchases of investments	—	(3,079)
Insurance proceeds from fixed asset recoveries	—	175
Purchases of property, equipment and leasehold improvements	(9,379)	(5,750)

Net cash provided by (used in) investing activities	15,881	(4,500)

CASH FLOWS FROM FINANCING ACTIVITIES

Dividend payments	(8,586)	(5,788)
Repurchase of common stock	(42,275)	(29,669)
Proceeds from employee stock plans	3,487	7,760
Tax benefits from share-based payment arrangements	376	4,320

Net cash used in financing activities	(46,998)	(23,377)

Effect of exchange rate changes on cash and cash equivalents	(2,773)	341

Net increase (decrease) in cash and cash equivalents	5,870	(13,912)

Cash and cash equivalents at beginning of period	117,986	168,834

Cash and cash equivalents at end of period	$123,856	$154,922